Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-105845) pertaining to the Wayne Savings 401(k) Retirement Plan, of our report dated June 22, 2012, on our audit of the statements of net assets available for benefits of the Wayne Savings 401(k) Retirement Plan as of December 31, 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, which report appears in the December 31, 2012 annual report on Form 11-K of the Wayne Savings 401(k) Retirement Plan.

/s/ BKD, LLP

Cincinnati, Ohio

June 26, 2013